                               RYLAND

                        THE RYLAND GROUP, INC.

                       11000 Broken Land Parkway
                       Columbia, Maryland 21044



                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS:

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (the Corporation) will be held at Ryland's corporate headquarters, Fourth Floor, 11000 Broken Land Parkway, Columbia, Maryland, on April 19, 1995, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect 10 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify;

     2. To ratify the selection of independent public accountants for the Corporation; and

     3. To act upon such other business as may properly be brought before the meeting.

     Stockholders of record as of the close of business on February 20, 1995, shall be entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it promptly in the accompanying postage-paid return envelope.
You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

                                 By Order of the Board of Directors


                                 David Lesser
                                 Secretary


March 10, 1995

                         PROXY STATEMENT

     The proxy enclosed with this Proxy Statement is being solicited by the Ryland Group, Inc. (the Corporation) for use at the Annual Meeting of Stockholders to be held on April 19, 1995. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 1995. The Annual Report of the Corporation, for the year ended December 31, 1994, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by the stockholder at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For purposes of the election of Directors, abstentions and broker non-votes are not considered to be votes cast and have no effect on the plurality vote required for the election of Directors. The ratification of the selection of independent public accountants requires the affirmative vote of a majority of the shares of stock of the Corporation present in person or by proxy at the Annual Meeting of Stockholders. For the ratification of the selection of independent public accountants, abstentions are counted as negative votes and broker non-votes are not counted in the stockholder vote for this matter.

     The Corporation may solicit proxies by mail, personal interview, tele-phone or telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies will be borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation's expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 20, 1995, are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock and shares of ESOP Series A Convertible Preferred Stock. The holders of Preferred Stock vote together with the holders of Common Stock as one class. There were 15,503,019 shares of Common Stock outstanding as of the close of business on February 20, 1995. There were 1,058,158 shares of Preferred Stock outstanding as of the close of business on February 20, 1995. Common Stock and Preferred Stock do not have cumulative voting rights. Holders of Common Stock and Preferred Stock are entitled to one vote per share on all matters.


                    ELECTION OF DIRECTORS

     All Directors (10 in number) are proposed to be elected to hold office until the election and qualification of their successors. The proxies solicited hereby, unless directed to the contrary, will be voted FOR the 10 persons named below.

     Management has no reason to believe that any nominee will be unable or unwilling to serve as a Director, but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

NAME, AGE AND YEAR IN
WHICH FIRST ELECTED A            PRINCIPAL OCCUPATION
DIRECTOR                         FOR FIVE PRIOR YEARS
                                 AND OTHER INFORMATION
- --------------                   ----------------------------------------
R. Chad Dreier                   Chairman of the Board of Directors of
  47 (1993)                      the Corporation since December
                                 1994; President and Chief Executive
                                 Officer of the Corporation since
                                 November 1993; Executive Vice
                                 President and Chief Financial
                                 Officer of Kaufman and Broad Home
                                 Corporation from 1986 until 1993.

Andre' W. Brewster              Chairman of the Board of Directors of the
  69 (1977)                     Corporation from 1993 through 1994; Chief
  (Note a)                      Executive Officer of the Corporation from
                                July 1993 through November 1993;
                                General Partner of Piper &
                                Marbury (law firm); Chairman of the
                                Board of Triad Investors Corporation;
                                Director of Alex. Brown Incorporated, AEGON
                                USA, Inc., Fidelity and Deposit
                                Company of Maryland.

James A. Flick, Jr.             President, Chief Executive Officer and
  60 (1990)                     Director of Dome Corporation; (real
                                estate development and management
                                services); Executive Vice President
                                of Legg Mason Walker Wood, Inc.
                                (investment firm) from 1991 until
                                1994; Executive Vice President and
                                Chief Financial Officer of USF&G
                                Corporation (insurance holding company)
                                from 1988 until 1991; Director of Forensic
                                Technologies International Corporation
                                and Capital One Financial Corporation.

Robert J. Gaw                   Executive Vice President of the
  61 (1967)                     Corporation and President of Ryland
                                Mortgage Company; Director of Health
                                Services, Inc. and Columbia Bank.

Leonard M. Harlan               Chairman of The Harlan Company,
  58 (1984)                     Inc. (real estate investment-banking
                                company); President of Castle
                                Harlan, Inc. (private merchant banking
                                firm); President of Castle Harlan Partners
                                II, G.P., Inc. (corporate buyout
                                fund); Chairman of the Board of Directors of
                                Long John Silver's Holdings,
                                Inc. from 1990 until 1992;
                                General Partner of Legend
                                Capital Group, L.P. (corpo-
                                rate buyout fund); Director
                                of Delaware Management
                                Holdings, Inc., the Delaware
                                Group of Mutual Funds, Long
                                John Silver's Restaurants,
                                Inc., Smarte Carte Corporation,
                                MAG Aerospace Industries, Inc.
                                and Strawberries, Inc.



L. C. Heist                     President, Chief Operating Officer
  63 (1989)                     and Director of Champion International
                                Corporation (forest products); Director
                                of Lyman Farm, Inc.

William L. Jews                 President and Chief Executive Officer
  43 (1994)                     of Blue Cross Blue Shield of Maryland,
                                Inc.; President and Chief Executive
                                Officer of Dimensions Health Care
                                from 1990 until 1993; Director
                                of Crown Central Petroleum
                                Corp., NationsBank, Inc. and
                                Shelter Advisory Group.

William G. Kagler               Chairman of the Executive Committee
  62 (1985)                     and member of the Board of Directors
                                of Skyline Chili, Inc.; Chairman of the
                                Board of Directors of  Skyline Chili,
                                Inc., from 1992 until 1994;
                                President of Skyline Chili, Inc. from
                                1989 until 1992; Director of Fifth
                                Third Bancorp, Union Central Life
                                Insurance Company and The Future
                                Now Corporation.

John H. Mullin, III             Chairman of Ridgeway Farm, Inc.
  53 (1982)                     (wholesale nursery); Director of The
   (Note b)                     Liberty Corp., Dillon, Read & Co.
                                Inc. and ACX Technologies, Inc.

John O. Wilson                  Executive Vice President and Chief
  56 (1987)                     Economist of Bank of America
                                Corporation.

(a) Piper & Marbury performed legal services for the Corporation during 1994 and is expected to perform legal services for the Corporation in 1995.

(b) Dillon, Read & Co. Inc. provided financial advisory services for the Corporation during 1994 and is expected to provide financial advisory Services for the Corporation in 1995.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
     VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE
     ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE
     VOTES CAST WITH A QUORUM PRESENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 20, 1995, were:

                               AMOUNT AND NATURE
NAME AND ADDRESS               OF BENEFICIAL OWNERSHIP       PERCENT OF CLASS
- -----------------------------------------------------------------------------
INVESCO PLC and                1,964,400 (1)                 12.7
INVESCO Capital Manage-
  ment, Inc.
11 Devonshire Square
London EC211 4YR
England

Wellington Management
  Company                      1,872,400 (2)                 12.1
75 State Street
Boston, MA 02109

NationsBank Corporation          918,403 (3)                  5.9
NationsBank Plaza
Charlotte, NC 28255

(1) According to Schedule 13G dated February 10, 1995, filed with the Securities and Exchange Commission, all of these shares are owned with shared voting and shared dispositive power.

(2) According to Schedule 13G dated January 30, 1995, filed with the Securities and Exchange Commission, 756,100 of these shares are owned with shared voting power and 1,872,400 of these shares are owned with shared dispositive power. According to Schedule 13G dated February 10, 1995, filed with the Securities and Exchange Commission, 935,200 of these shares are owned by Vanguard/Windsor Fund, Inc., with sole voting and shared dispositive power.

(3) According to Schedule 13G dated February 10, 1995, filed with the Securities and Exchange Commission, 904,303 of these shares are owned with sole voting power, 888,375 of these shares are owned with sole dispositive power, and 5,000 of these shares are owned with shared dispositive power.

      The Corporation's Retirement and Stock Ownership Plan is the beneficial owner of 1,058,158 shares of ESOP Series A Convertible Preferred Stock representing 100 percent of the outstanding shares of Preferred Stock of the Corporation. All of these shares are owned with shared voting and shared dispositive power. The address of the Retirement and Stock Ownership Plan is c/o Wachovia Trust Services, 301
N. Main Street, Winston-Salem, North Carolina 27150.


     The following table sets forth, as of February 20, 1995, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

                                                Number of Shares
           Name                                 Beneficially Owned (1)(2)(3)
- -------------------------                       -----------------------------
R. Chad Dreier                                  118,113

Andre' W. Brewster                               95,960 (4)

James A. Flick, Jr.                               3,960

Robert J. Gaw                                   173,929 (5)

Leonard M. Harlan                                 1,960

L. C. Heist                                       7,460

William L. Jews                                     500

William G. Kagler                                10,960

John H. Mullin, III                              34,560 (6)

John O. Wilson                                    4,960

Timothy R. Doyle                                 35,782 (5)

J. Sidney Davenport                              84,272 (5)

Alan P. Hoblitzell, Jr.                          57,923 (5)

Directors and executive officers
  as a group (22 persons)                       775,935 (5)

(1) With the exception of Mr. Gaw, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation's outstanding Common Stock. Mr. Gaw beneficially owns 1.1 percent of the outstanding Common Stock of the Corporation. Directors and executive officers as a group beneficially own 5.0 percent of the outstanding Common Stock of the Corporation. Except as otherwise indicated in the Notes to the table, all of the shares in the table are owned individually with sole voting and sole dispositive power.

(2) Includes shares subject to stock options which may be exercised within 60 days of February 20, 1995, as follows: Mr. Dreier, 33,000 Shares; Mr. Brewster, 60,960 shares; Mr. Flick, 960 shares; Mr. Gaw, 91,091 shares;
Mr. Harlan, 960 shares; Mr. Heist, 960 shares; Mr. Kagler, 960 shares;
Mr. Mullin, 960 shares; Mr. Wilson, 960 shares; Mr. Doyle, 27,721 shares; Mr. Davenport, 36,019 shares; Mr. Hoblitzell, 42,500 shares;
and Directors and executive officers as a group, 394,523 shares.

(3) Includes shares subject to restricted stock units as follows: Mr. Dreier, 70,113 shares; Mr. Gaw, 10,966 shares; Mr. Doyle 4,471 shares; Mr.
Davenport, 5,270 shares; Mr. Hoblitzell, 11,623 shares; and Directors and executive officers as a group, 124,524 shares.

(4) Does not include 3,200 shares owned by Mr. Brewster's wife as to which he disclaims beneficial ownership.



(5) Does not include shares of ESOP Series A Convertible Preferred Stock which have been allocated to participants' accounts under the Corporation's Retirement and Stock Ownership Plan as follows: Mr. Gaw, 2,016 shares; Mr. Doyle, 1,670 shares; Mr. Davenport, 1,765 shares;
Mr. Hoblitzell, 840 shares; and Directors and executive officers as a group, 11,388 shares.

(6) Does not include 5,000 shares held in the John H. Mullin, Jr. Trust, of which Mr. Mullin is co-trustee, nor 2,500 shares held in Pierrepont Partners, of which Mr. Mullin is a partner, both of which are for the benefit of his children. Does not include 1,300 shares owned by Mr. Mullin's sons or 2,500 shares owned by his wife. Mr. Mullin dis-claims beneficial ownership of these shares.


                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 1994, the Board of Directors held six meetings. All of the Corporation's Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 1994. The Board of Directors of the Corporation has an Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

     The Audit Committee of the Board of Directors is composed of Messrs. Flick, Heist and Kagler, and, effective for 1995, Jews. The Audit Committee reviews the Corporation's financial statements and reports and audit services provided by the Corporation's independent public accountants as well as the duties, responsibilities and reports of the Corporation's internal auditors. During 1994, seven meetings of the Audit Committee were held.

     The Compensation Committee of the Board of Directors determines or recommends the amount and form of compensation awarded to executive officers and key employees of the Corporation as a well as awards and distributions under the Corporation's various employee compensation plans. Messrs. Flick, Heist, Kagler and, effective for 1995, Jews serve as its members. In 1994, the Compensation Committee held seven meetings.

      The Finance Committee of the Board of Directors is composed of Messrs. Brewster, Gaw, Harlan, Mullin and Wilson. The Finance Committee reviews the financing activities of the Corporation. There were five meetings of the Finance, Committee during 1994.

     The Nominating Committee is responsible for the selection and submission of qualified candidates to fill vacancies on the Board of Directors. Messrs. Harlan, Flick and Bewster are members of the Nominating Committee, which held two meetings during 1994. The Nominating Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommen-dations by stockholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide information about the nominees' background and experience.

                  COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $19,500. Each non-employee Director was paid an additional $850 for each meeting attended of the Board of Directors and of committees of the Board of Directors of which he is a member. In 1995, each non-employee Director will receive $1,000 for each meeting attended of the Board of Directors and for each committee meeting attended of which he is a member. A Director may elect to have all or any part of his annual fee and meeting fees deferred under the Corporation's Deferred Director Fee Plan. Under this Plan, amounts elected to be deferred are not included in a Director's gross income for tax purposes until actually distributed to the Director.

     The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 1994, the Corporation granted each non-employee Director an option to purchase 1,000 shares of Common Stock at an exercise price of $15.00 per share except for Mr. Jews who, as a newly elected Director, received a stock option to purchase 2,000 shares of Common Stock at an exercise price of $15.00 per share. The exercise price was the market price of the Common Stock on the date of grant.

     Stock options fully vest and become exercisable six months after the date of grant, unless a Director's service on the Board of Directors ceases, in which case all stock options fully vest and are excercisable. Options are not excercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors regardless of their stated expiration dates.

On December 21, 1994, the Board of Directors granted Mr. Brewster an option to purchase 10,000 shares of Common Stock at an exercise price of $14.25 per share in recognition of his service as Chairman of the Board of Directors from 1993 to 1994. The exercise price was the market price of the Common Stock on the date of grant.

     During 1994, the Corporation donated $5,000 to a charitable organization designated by each Director.


1994 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates performance and considers related matters.

The Corporation's mission is to become a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders' equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation's mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation's business strategies:

     - All executive officers', including the Chief Executive Officer's, total compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

     - A significant portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives a close identification with the Corporation and aligns their interests with those of stockholders. This promotes a continuing focus on building profitability and stockholder value.

     - Compensation opportunities should enhance the Corporation's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the Corporation depends.

COMPONENTS OF COMPENSATION

     The Committee relates total compensation levels for the Corporation's Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The peer group companies used for compensation purposes include many of the same companies which comprise the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation's direct competitors for executive talent also include other companies not included in this Index. Therefore, the Committee also reviews general industry survey data on companies of comparable revenue size.

     The key elements of the Corporation's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARY

     The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median competitive levels and are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.

     Effective December 21, 1994, Mr. Dreier, President and Chief Executive Officer of the Corporation, was appointed to the additional position of Chairman of the Board of Directors. His salary was increased on December 26, 1994, from $450,000 to $600,000 to reflect this increase in responsibility and to bring his base salary to the median point for comparable officers in the peer group companies. Salaries of the other executive officers were increased at rates comparable to other peer group companies and are near median competitive levels.

ANNUAL INCENTIVES

     The annual incentive program promotes the Corporation's pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and, in some cases, individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     At the beginning of 1994, the Compensation Committee established corporate and business unit specific goals relating to each executive's bonus opportunity. Corporate goals were based on pretax income for the year. Business unit goals were primarily based on operating income. Eligible executives were assigned threshold, target and maximum bonus levels based on a percentage of base salary.

     Target bonus awards are set at median competitive levels. Targets are considered by the Compensation Committee to be achievable but require above-average performance from each of the executives and their business units. For 1994, the Compensation Committee did not adjust any executive officer's annual incentive payout based on a subjective judgment of executive performance.

     In 1994, the Compesation Committee introduced a deferred bonus program for certain executive officers whose performances have a direct and immediate impact on the financial results of the Corporation. Payments are earned upon achievement of 100 percent of the executive's predetermined goals. For each percent achieved above the predetermined goals, the executive may earn one additional percent bonus up to a predefined maximum percent of base salary. Payment of amounts earned under the deferred bonus program is deferred for one year with earnings credited during the deferral period. Executives must be employed by the Corporation at time of payment.

     An annual incentive award maximum of 100 percent of base salary was established by the Committee for Mr. Drier in 1994. This bonus opportunity is measured by predetermined pretax income goals for the Corporation. Based on the Coporation's 1994 performance, Mr. Dreier received a bonus of $321,750. Under the terms of Mr. Dreier's employment agreement, entered into in December 1994, Mr. Dreier is eligible for an annual bonus for 1995 and each year during the term of this agreement equal to 0.75 percent of the consolidated pretax income of the Corporation. See "Employment Agreements" on page 12 of this Proxy Statement.

LONG TERM INCENTIVES

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package.

     When awarding long-term grants, the Compensation Committee considers an executive's level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options and restricted stock unit awards.

STOCK OPTIONS

     Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term.
The size of stock option grants is based primarily on competitive practice and is generally targeted to be at the median of option values granted by the peer group companies. The size of the award can be adjusted based on individual factors and historical award data.

     On June 20, 1994, Mr. Dreier received options to purchase 30,000 shares of the Common Stock of the Corporation at an exercise price of $17.875 per share. This stock option grant is within median competitive levels for other chief executive officers of peer group companies.

RESTRICTED STOCK UNITS

     Pursuant to the Corporation's Long-Term Retirement and Incentive Plan, restricted stock units, which vest in five years, may be granted to executives. Except for death, disability, retirement, a change in control or with the approval of the Compensation Committee, restricted stock units are forfeited upon termination of employment. Because of the vesting requirement, restricted stock units enhance the Corporation's ability to maintain a stable executive team focused on the Corporation's long-term success. Restricted stock units also provide executives with an immediate link to the interest of stockholders.

     Each year the Compensation Committee establishes goals relating to each executive's opportunity to earn restricted stock units under the Corporation's Long-Term Retirement and Incentive Plan and establishes award levels for each executive officer based upon a percentage of the officer's base salary. Executives earn restricted stock units to the extent to which pre-established goals are achieved. As a result, the number of restricted stock units awarded varies and is dependent on the achievement of financial performance targets.

     A restricted stock unit award maximum value of 50 percent of base salary was established by the Committee for Mr. Dreier in 1994. The Committee designated return on equity as the sole performance measure for earning restricted stock units in 1994. Based upon the Corporation's performance in 1994, Mr. Dreier received 10,113 restricted stock units valued at $151,695.


RETIREMENT PLANS

     The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation's Retirement and Stock Ownership Plan up to the statutory limits. Because of the statutory limits, the Corporation also offers executive officers the ability to defer additional pay and receive corresponding company-matching contributions through the Deferred Compensation Savings Plan. The Salary Deferral Plan also enables executives to defer receipt of salary but without company-matching contributions. Earnings credited on deferrals under the Salary Deferral Plan are based on the Corporation's monthly return on equity. Executive officers have the ability to earn deferred cash retirement amounts based on the achievement of predetermined goals under the Corporation's Long-Term Retirement and Incentive Plan. A maximum award of 50 percent of base salary was established by the Committee for

Mr. Dreier in 1994. The Committee designated return on equity as the sole performance measure for awards in 1994. Based upon the Corporation's performance for 1994, a contribution of $151,713 was made for Mr. Dreier to the Long-Term Retirement and Incentive Plan.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     It is the policy of the Compensation Committee to qualify compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions which it deems to be in the best interest of the Corporation and its stockholders but which may not qualify for tax deductibility.

CONCLUSION

     The Compensation Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future success, thereby enhancing the value of the Corporation for the stockholders' benefit.

     We will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current and future needs of the Corporation.

     Compensation Committee of the Board of Directors
     L.C. Heist, Chairman
     James A. Flick, Jr.
     William G. Kagler

SUMMARY COMPENSATION TABLE

                                  Annual Compensation
                               ---------------------------
NAME AND PRINCIPAL POSITION    Year    Salary     Bonus (c)
- -----------------------------------------------------------
Mr. Dreier - Chairman           1994   $450,000   $321,750
of the Board of Directors,      1993   $ 30,768   $      0
President and Chief             1992   $     --   $      --
Executive Officer of The
Ryland Group, Inc. (a)

Mr. Gaw - Executive Vice        1994   $351,923   $353.004
President of The Ryland         1993   $340,283   $147,375
Group, Inc.; President of       1992   $327,500   $294,750
Ryland Mortgage Company

Mr. Hoblitzell-Former           1994   $420,000   $270,270
Executive Vice President        1993   $348,446   $      0
and Chief Financial Officer     1992   $281,281   $252,000
of The Ryland Group, Inc. (b)

Mr. Doyle - Senior Vice         1994   $211,538   $211,539
President of The Ryland         1993   $183,076   $ 39,900
Group, Inc.; President of       1992   $173,878   $149,000
the Mid-Atlantic Region of
Ryland Homes.

Mr. Davenport - Vice President  1994   $231,923   $257,198
of The Ryland Group, Inc.;      1993   $219,615   $164,000
Executive Vice President of     1992   $205,000   $205,000
Ryland Mortgage Company
==============================

                                     LONG-TERM COMPENSATION
                                    ------------------------
                                     AWARDS            PAYOUTS
                            ----------------------    -----------
                                           Securities
                                             Under-
                              Restricted     lying                 All Other
                                Stock        Options   LTIP        Compensa-
NAME AND PRINCIPAL POSITION     Awards(d)    /SARS     Payouts (e) tion(f)
==============================================================================
Mr. Dreier - Chairman      1994 $  151,695     30,000  $   0       $186,596
of the Board of Directors, 1993 $1,471,875    100,000      0       $151,234
President and Chief        1992  --     --         --  $   -       $      --
Executive Officer of The
Ryland Group, Inc. (a)

Mr. Gaw - Executive Vice   1994 $   93,045     15,000   $  0       $127,022
President of The Ryland    1993 $        0      4,500   $520,575   $ 38,900
Group, Inc.; President of  1992 $   98,832      4,100   $911,764   $130,240
Ryland Mortgage Company

Mr. Hoblitzell-Former      1994 $  113,265          0   $   0      $139,599
Executive Vice President   1993          0      5,500   $ 12,900   $ 33,364
and Chief Financial Officer 1992    84,494      3,800   $   0      $ 96,897
of The Ryland Group, Inc. (b)


Mr. Doyle - Senior Vice    1994 $   38,430     20,000   $   0      $126,467
President of The Ryland    1993          0      1,100   $ 44,885   $ 25,061
Group, Inc.; President of  1992     39,612      1,300   $ 28,760   $128,901
the Mid-Atlantic Region of
Ryland Homes

Mr. Davenport - Vice       1994 $   45,510     10,000   $    0     $ 71,233
President of The           1993 $        0      1,300   $300,577   $ 25,189
Ryland Group, Inc.;        1992 $   46,397      1,500   $387,121   $ 71,482
Executive Vice President
of Ryland Mortgage Company
============================================================================

[FN]
(a) Mr. Dreier joined the Corporation in November 1993. In December 1994, the Corporation entered into an employment agrement with Mr. Dreier, the terms of which are discussed under "Employment Agreements" on page 12 of this Proxy Statement.

(b) Mr. Hoblitzell retired from the Corporation effective January 6, 1995. The Corporation paid $450,000 to Mr. Hoblitzell on January 6, 1995, in satisfaction of all remaining obligations under his employment agreement. See "Employment Agreements" on page 12 of this Proxy Statement.

(c) Bonuses for the years of 1994, 1993 and 1992 were paid in 1995, 1994 and 1993, respectively.

      Beginning in 1994, the Corporation introduced a deferred bonus program for certain executives whose positions have a direct and immediate impact on the financial results of the Corporation. For 1994, Mr. Gaw earned a deferred bonus of $69,000 and Mr. Davenport earned a deferred bonus of $45,000, both of which are payable in 1996.

(d) Amounts represent restricted stock units earned based upon the achievement of predetermined goals established in 1992 and 1994 for the Long-Term Retirement and Incentive Plan. The value of the restricted stock units for 1992 was based upon the $20.75 closing price of the Corporation's Common Stock on the date of grant, December 31, 1992. The value of the restricted stock units for 1994 was based upon the $15.00 closing price of the Corporation's Common
      Stock on the date of grant, December 31, 1994. The restricted stock units will be fully vested at the end of five years at which time the Corporation will distribute an equal number of shares of the Corporation's Common Stock, and the vested restricted stock units will be considered fully paid and canceled. Participants are entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 1994, the number and value of restricted stock units held under the Long-Term Retirement and Incentive Plan were as follows: Mr. Dreier-10,113 units, $151,695; Mr. Gaw-10,966 units, $164,490;
      Mr. Hoblitzell-11,623 units, $174,345; Mr. Doyle-4,471 units
      $67,065; and Mr. Davenport-5,270 units, $79,050.

      Mr. Dreier was awarded 75,000 restricted stock units upon his employment by the Corporation in 1993. The value of the restricted stock units was based upon the $19.625 closing price of the Corporation's Common Stock on the date of grant. The units vest and shares of Common Stock are delivered to Mr. Dreier in five annual installments of 15,000 shares each beginning
      November 1, 1994. Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 1994, Mr.
      Dreier held 60,000 restricted stock units valued at $900,000 in connection with this award.

(e)   Amounts in this column represent payouts in cash and Common
      Stock under the 1979 and 1985 Compensation Unit Plans.  Both
      Plans were terminated in 1993. Amounts paid for the 1979 Compensation Unit Plan were as follows: Mr. Gaw 1993-$8,971, 1992-$32,549; Mr. Hoblitzell 1993-$12,900; Mr. Doyle 1993-$10,620,
      1992-$4,632; and Mr. Davenport 1992-$11,369. Amounts paid for the 1995 Compensation Unit Plan were as follows: Mr. Gaw 1993- $511,604, 1992-$879,215; Mr. Doyle 1993-$34,265, 1992-$24,128; and
      Mr. Davenport 1993-$300,577, 1992-$375,752.

(f) Amounts in this column represent the Corporation's contributions to the Retirement and Stock Ownership Plan and Deferred
      Compensation Savings Plan: Mr. Dreier 1994-$8,399; Mr. Gaw 1994- $27,081, 1993-$38,090, 1992-$30,591; Mr. Hoblitzell 1994-$22,668,
      1993 - $32,519, 1992-$11,929; Mr. Doyle 1994-$14,997, 1993-$19,916,
      1992-$19,844; and Mr. Davenport 1994-$21,879, 1993-$24,923, 1992-
      $24,716; earnings on the Corporation's Salary Deferral Plan: Mr. Dreier 1994- $333; Mr. Gaw 1994-$5,168, 1992-$374; Mr. Hoblitzell 1994-$1,751,
      1992-$18; and Mr. Davenport 1994-$3,105, 1992-$223; the value of term life insurance paid under the Corporation's split dollar life insurance:
      Mr. Dreier 1994-$236; Mr. Gaw 1994-$906, 1993- $810, 1992-$435;
      Mr. Hoblitzell 1994-$1,197, 1993-$845, 1992-$446; Mr. Doyle 1994
      -$147, 1993-$119, 1992-$67; and Mr. Davenport 1994-$351, 1993-
      $266, 1992-$141; deferred cash and earnings earned under the Corporation's Long-Term Retirement and Incentive Plan: Mr. Dreier 1994- $151,713; Mr. Gaw 1994-$93,867, 1992-$98,840; Mr. Hoblitzell 1994-
      $113,983, 1992-$84,504; Mr. Doyle 1994-$38,762, 1992-$39,611;
      and Mr. Davenport 1994-$45,898, 1992-$46,402.

      The Corporation reimbursed Mr. Dreier for relocation expenses totaling $25,915 in 1994, and $151,234 in 1993, of which $129,066 represents actual moving expenses and $48,083 represents the gross-up adjustment for taxes. The Corporation reimbursed
      Mr. Doyle for relocation expenses totaling $72,561 in 1994, $5,026 in 1993, and $69,379 in 1992, of which $126,798 represents actual moving expenses and $20,168 represents the gross-up adjustment for taxes.

EMPLOYMENT AGREEMENTS

     In December 1994, the Corporation entered into an employment agreement with Mr. Dreier for an initial period of three years beginning January 1, 1995. The agreement provides for one-year extensions subject to the right of either party to terminate the agreement upon 180 days prior notice. In the event of a "change in control" of the Corporation, as defined in the agreement, the term of the agreement is the longer of two years or the remaining term thereunder. Under this agreement, Mr. Dreier will receive a base salary of $600,000 per year and an annual cash bonus equal to 0.75 percent of the consolidated pretax income of the Corporation. If Mr. Dreier's employment is terminated by the Corporation without "cause", as defined in the agreement, Mr. Dreier will receive his salary and benefits for the remaining term of the agreement or 18 months, whichever is greater, as well as a prorated bonus payment. In the event of an actual or constructive termination of Mr. Dreier's employment within two years after a "change in control" of the Corporation, Mr. Dreier will receive a payment equal to three times his highest annual base salary plus three times the higher of his prior year's bonus or the average annual bonus for the prior three years.

     In 1993, the Corporation entered into an employment agreement with Mr. Hoblitzell. Under this agreement, the Corporation paid Mr. Hoblitzell an annual base salary of $420,000 for the year ended December 31, 1994. From January 1, 1995, until the termination date of the agreement, June 30, 1996, the Corporation was obligated to pay Mr. Hoblitzell a minimum annual base salary of $300,000. Effective January 6, 1995, Mr. Hoblitzell retired from his employment, and the Corporation paid him $450,000 in satisfaction of all remaining salary obligations under this agreement.

     The Corporation has senior executive severance agreements pursuant to which certain executive officers would be entitled to receive a lump sum cash payment representing one and one-half times the highest annual compensation paid during the three years prior to termination of employment and accelerated vesting under incentive compensation, stock option and benefit plans of the Corporation upon termination of employment within two years after a "change in control" of the Corporation, as defined in the agreements. Currently, the Corporation has senior executive severance agreements with
 Messrs. Gaw and Davenport.


STOCK OPTION GRANTS IN 1994

             Number of
             Securities          Percent of Total
             Underlying          Options Granted to    Exercise Price
Name        Options Granted (a) Employees in 1994     ($/Share)
=====================================================================
Mr. Dreier       30,000                6.1             $ 17.875

Mr. Gaw          15,000                3.1             $ 17.875

Mr. Hoblitzell        0                  --            $    --

Mr. Doyle        20,000                4.1             $ 17.875

Mr. Davenport    10,000                2.0             $ 17.875

All Stockholders (b)
====================

                                     Potential Realizable Value at
                                     Assumed Annual Rates of Stock Price
                                     Appreciation for 10-Year Option Term
                     Expiration      =======================================
                         Date            5%             10%
============================================================================
Mr. Dreier            6/20/04        $    337,245      $    854,644

Mr. Gaw               6/20/04             168,622      $    427,322

Mr. Hoblitzell           --                  --                --

Mr. Doyle             6/20/04             224,830      $    569,763

Mr. Davenport         6/20/04             112,415      $    284,881

All Stockholders (b)                 $145,984,448      $369,953,254

====================

(a) These stock options are exercisable at a rate of 33,33 and 34 percent per year beginning on the first anniversary of the date of grant.

(b) Calculated on 15,475,242 outstanding shares of Common Stock with a closing price of $15.00 per share as of December 31, 1994.




AGGREGATED STOCK OPTION EXERCISES IN 1994
AND YEAR-END STOCK OPTION VALUES


                                                  Number of Securities
                                                  Underlying Unexercised
                                                  Options at Year End
                Shares Acquired     Value       ===========================
Name              on Exercise     Realized (a)  Exercisable   Unexercisable
===========================================================================
Mr. Dreier             --             --        33,000        97,000

Mr. Gaw                --             --        81,991        28,509

Mr. Hoblitzell         --             --        37,523         4,977

Mr. Doyle            750(b)       $10,875       26,721        24,179

Mr. Davenport          --             --        28,519        22,881

===============

                       Value of Unexercised In-the-
                       Money Options at Year End
                       =============================
Name                   Exercisable   Unexercisable
===========================================================================
Mr. Dreier             $      0         $     0

Mr. Gaw                $ 48,750         $     0

Mr. Hoblitzell         $      0         $     0

Mr. Doyle              $  8,125         $     0

Mr. Davenport          $ 16,250         $     0


(a)    Market price at exercise less exercise price.

(b)    Mr. Doyle continues to hold all 750 shares acquired upon exercise.



COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
(Stock Price Appreciation Plus Dividends)

     This chart graphs the Corporation's performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor's 500 Index and the Dow/Home Construction Index. The
Dow/Home Construction Index includes the following companies: Pulte
Corporation, Standard Pacific Corp., Centex Corporation, Clayton Homes, Inc.,
Kaufman and Broad Home Corporation, Oakwood Homes Corporation and the
Corporation.

                       Ryland         S & P 500     Dow/Home
                       ===========================================
             (a)       100                100          100
Year Ending December 31

             1990       88                 97           69

             1991      132                126          120

             1992      121                136          155

             1993      120                150          197

             1994       93                152          134

(a) Assumes that the value of the Common Stock of the Corporation and the indices was $100 on January 1, 1990, and that all dividends were reinvested.


RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the meeting, the Board of Directors of the Corporation will recommend ratification of the selection of Ernst & Young LLP as independent public accountants of the Corporation for 1995. The affirmative vote of the holders of a majority of the shares of stock of the Corporation present in person or by proxy at the Annual Meeting of Stockholders is required for ratification of the selection of independent public accountants of the Corporation. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to stockholders' questions and to make a statement if they so desire.

                     STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 10, 1995, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation's Proxy Statement and proxy relating to the 1996 Annual Meeting of Stockholders.

                         OTHER MATTERS

     The Board of Directors knows of no other business to be presented for action at the meeting. If any other business should properly come before the meeting, the proxy holders will vote upon such matters according to their discretion.

                         By Order of the Board of Directors

                        \s\ David Lesser
                         ----------------------
                         David Lesser
                         Secretary

                    THE RYLAND GROUP, INC.

Participant Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders - April 19, 1995

     The undersigned participant in The Ryland Group, Inc. Retirement and Stock Ownership Plan (RSOP) and/or Deferred Compensation Savings Plan (DCSP), acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 1995, and hereby instructs Wachovia Bank of North Carolina, N.A., the Trustee, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 19, 1995, at 9:30 A.M., Eastern Daylight Time, and at any adjournments thereof.

             (Continued and to be signed on reverse side)

The shares represented by this instruction card, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, the shares represented by this instruction card will be voted FOR the nominees listed below. FOR ratification of Ernst & Young, LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon such other business as may properly come before the meeting.

                                                        Please mark
                                                   /X/  your vote
                                                        as this.

- -----------------   ----------------   ------------
RSOP PREFERRED      RSOP COMMON        DCSP COMMON

1.  ELECTION OF DIRECTORS       For all     WITHHOLD AUTHORITY
                                nominees    for all nominees
Nominees: Mr. Dreier             /_/             /_/
          Mr. Brewster
          Mr. Flick
          Mr. Gaw                INSTRUCTION:  To withhold authority
          Mr. Harlan             to vote for any individual nominee,
          Mr. Heist              write that nominee's name in the
          Mr. Jews               space provided below.
          Mr. Kagler             -----------------------------------
          Mr. Mullin
          Mr. Wilson

2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.

        FOR              AGAINST         ABSTAIN
        /_/               /_/           /_/

3. In their discretion upon such other business as may properly come before the meeting.

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.

                                -------------------------------------
                                -------------------------------------
                                Signature
                                Date: ------------------------, 1995.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

                    THE RYLAND GROUP, INC.

        Proxy Solicited on Behalf of the Board of Directors
          Annual Meeting of Stockholders - April 19, 1995

    The undersigned stockholder of The Ryland Group, Inc. (the Corporation), acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 1995, and hereby constitutes and appoints
R. CHAD DREIER, Chairman of the Board of Directors and ROBERT J. GAW, Executive Vice President of the Corporation and President of Ryland Mortgage Company, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 19, 1995, at 9:30 A.M., Eastern Daylight Time, and at any adjournments thereof.

           (Continued and to be signed on reverse side)

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR ratification of selection of Ernst & Young LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon such other business as may properly come before the meeting.

                                                        Please mark
                                                   /X/  your vote
                                                        as this.
- -----------------           --------------
REGISTERED SHARES           ESPP SHARES

1.  ELECTION OF DIRECTORS       FOR all     WITHHOLD AUTHORITY
                                nominees    for all nominees
Nominees: Mr. Dreier             /_/             /_/
          Mr. Brewster
          Mr. Flick
          Mr. Gaw                INSTRUCTION:  To withhold authority
          Mr. Harlan             to vote for any individual nominee,
          Mr. Heist              write that nominee's name in the
          Mr. Jews               space provided below.
          Mr. Kagler          -
          Mr. Mullin
          Mr. Wilson

2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.

        FOR              AGAINST         ABSTAIN
        /_/               /_/           /_/

3. In their discretion upon such other business as may properly come before the meeting.

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.

                                -------------------------------------
                                -------------------------------------
                                Signature(s)
                                Date: ------------------------, 1995.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.